UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2021

LANDCADIA HOLDINGS III, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39609	85-2096734
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1510 West Loop South

Houston, Texas 77027

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (713) 850-1010

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A common stock and one-third of one redeemable warrant	LCYAU	The Nasdaq Stock Market LLC

Class A common stock, par value $0.0001 per share	LCY	The Nasdaq Stock Market LLC

Warrants, each whole warrant exercisable for one share of Class A common stock, each at an exercise price of $11.50 per share	LCYAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2021, the board of directors (the “Board”) of Landcadia Holdings III, Inc. (the “Company”) appointed Dona Cornell to the Board. Ms. Cornell was appointed to serve as a Class III director with a term expiring at the Company’s third annual meeting of stockholders.

The Board appointed Ms. Cornell, who was determined to be an “independent director” as defined in the applicable rules of The Nasdaq Capital Market LLC, to the Board’s Audit Committee and Compensation Committee. In connection with such appointment, Richard Handler resigned as a member of the Audit Committee and the Compensation Committee. Mr. Handler will remain Co-Chairman of the Board.

Ms. Cornell, 59, has served as the Vice President for Legal Affairs and General Counsel at the University of Houston since June 2002, where she is responsible for all legal related issues involving business, financial, student and academic affairs throughout the University of Houston System and the four component campuses. Ms. Cornell is also a member of the Chancellor and President’s Executive Cabinet, which addresses all management and strategic initiatives of the University of Houston System and reports directly to the Chancellor. Additionally, Ms. Cornell serves as counsel and advisor to the Board of Regents with oversight of the Board Office. Matters that Ms. Cornell handles at the University of Houston include complex transactions, international collaborations and programs, endowment and investment matters as well as collaboration with internal audit to ensure audit and compliance matters are being addressed appropriately. The compliance group for the main University of Houston campus reports directly to Ms. Cornell, and she meets with the audit and compliance group of the University of Houston System weekly to provide advice and counsel, including setting the agenda for the Audit Committee meetings. Previously, Ms. Cornell served as Deputy Chief of General Litigation Division of the Office of Texas Attorney General, as a shareholder in the Austin-based law firm Morehead, Jordan & Carmona, and as the President of the Houston Chapter of Texas General Counsel Forum. Ms. Cornell is currently a member of the Houston Bar Association and the National Association of College and University Attorneys. Ms. Cornell regularly speaks at state and national conferences on ethics, governance and higher education law. Ms. Cornell earned her undergraduate and law degrees from the University of Texas at Austin and is licensed to practice law throughout Texas and in U.S. District Courts for the Northern, Southern, Eastern and Western Districts of Texas and the U.S. Court of Appeals for the Fifth Circuit.

On January 6, 2021, the Company entered into an indemnity agreement (the “Indemnity Agreement”) with Ms. Cornell, pursuant to which the Company has agreed to provide contractual indemnification, in addition to the indemnification provided in the Company’s Second Amended and Restated Certificate of Incorporation, against liabilities that may arise by reason of their respective service on the Board, and to advance expenses incurred as a result of any proceeding against either of them as to which either could be indemnified, in the form previously filed as Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-248856) for its initial public offering, initially filed with the U.S. Securities and Exchange Commission on September 17, 2020 (the “Registration Statement”).

On January 6, 2021, the Company entered into a letter agreement with Ms. Cornell (the “Letter Agreement”) on substantially the same terms as the form of letter agreement previously entered into by and between the Company and each of its other directors in connection with the Company’s initial public offering.

The foregoing descriptions of the Indemnity Agreement and the Letter Agreement do not purport to be complete and are qualified in their entireties by reference to the form of indemnity agreement and the Letter Agreement, copies of which are attached as Exhibit 10.8 to the Registration Statement and Exhibit 10.1 hereto, respectively, and are incorporated herein by reference.

There are no arrangements or understandings between Ms. Cornell and any other persons pursuant to which Ms. Cornell was selected as a director of the Company. There are no family relationships between Ms. Cornell and any of the Company’s other directors or executive officers and Ms. Cornell does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement, dated January 6, 2021, by and between the Company and Dona Cornell.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2021

LANDCADIA HOLDINGS III, INC.

By:	/s/ Tilman J. Fertitta
Name: Tilman J. Fertitta
Title: Chief Executive Officer